Exhibit 10.195
FORM OF
RESTRICTED STOCK UNIT AWARD
NOTIFICATION AND AGREEMENT
Rollover Restricted Stock Unit Award

Participant:	Grant Date:

Number of Award Shares:	Vesting Dates:	Set forth in Exhibit B
1. Grant of Restricted Stock Units. This restricted stock unit award (“Award”) is granted pursuant to the Liberty Mutual Agency Corporation 2010 Executive Long-Term Incentive Plan (the “Plan”), by Liberty Mutual Agency Corporation (the “Company”) to the Participant as an employee of the Company. The Company hereby grants to the Participant as of the Grant Date (set forth above) the Award consisting of a right to receive the number of shares set forth above (“Award Shares”) of the Company’s Class A common stock, $0.01 par value (“Common Stock”), upon the Vesting Dates, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein. The Award granted pursuant to this award notification and award agreement (the “Award Agreement”) replaces the appreciation units that were previously granted to the Participant under the Liberty Mutual Group Inc. Executive Partnership Plan for dedicated service to the Agency Markets strategic business unit and remain outstanding as of the Grant Date (collectively, the “Appreciation Units”). Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
2. Terms and Conditions. The terms, conditions, and restrictions applicable to this Award are specified in the Plan, this Award Agreement, including Exhibit A — Award Rules and Exhibit B — Vesting Dates, and the prospectus dated                      and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Plan and the Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation, and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.
By accepting this Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.
The Participant understands that this Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from this Award is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms the Participant’s understanding that this Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if the vesting conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to this Award in any communication regarding this Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of this Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; (c) vesting may be subject to confirmation and final determination by the Committee that the vesting conditions have been satisfied; and (d) Award Shares shall be subject to lock-up restrictions as described in Section 16 of this Award Agreement. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by this Award unless and until this Award is vested and settled in shares of Common Stock.
3. Vesting. This Award shall vest in full on the Vesting Dates set forth on Exhibit B attached hereto provided the Participant remains continuously employed by a member of the LMAC Group (as defined in Section 14 below) or an Affiliated Employer (as defined in the Plan). Notwithstanding the foregoing:

     (a) the Award shall vest in full immediately if the Participant dies while employed by either the LMAC Group or an Affiliated Employer;
     (b) the Award shall vest in full immediately following Retirement (as defined in Section 14 below); provided that the Participant has signed an Agreement not to Compete on or prior to such termination in a form acceptable to the Committee; and
     (c) the Administrator, in its sole discretion, may accelerate the vesting of all or a portion of the Award if the Participant suffers a Disability (as defined in Section 14 below).
The Participant shall be credited with an amount in cash (without interest) equal to the dividends the Participant would have received if the Participant had been the owner of a number of shares of Common Stock equal to the number of Award Shares; provided, however, that no amount shall be credited with respect to Shares that have been delivered to the Participant as of the applicable record date. Dividend equivalents shall be subject to the same terms and conditions as the Award Shares, and shall vest (or, if applicable, be forfeited) at the same time as the Award Shares.
Notwithstanding the foregoing, vesting of the Award (and any dividend equivalents) shall be prohibited to the extent it would violate applicable law.
4. Termination of Employment. If the Participant has a termination of, or break in, employment prior to exercise or expiration of this Award, the Participant’s rights to this Award shall be determined under the Award Rules set forth in Exhibit A, which shall be enforceable as if set forth in this Award Agreement. Notwithstanding the foregoing, the unvested portion of this Award as determined under Section 3 above shall expire and be permanently forfeited upon employment termination with the LMAC Group and its Affiliated Employers. For avoidance of doubt, a Participant who does not timely sign an Agreement not to Compete on or prior to Retirement as described in Section 3(b) above shall forfeit all Award Shares that were not vested immediately prior to Retirement.
5. Delivery of Shares. Subject to Section 17 below, the Company shall deliver to the Participant a share of Common Stock with respect to a vested Award Share following the earlier of (a) the scheduled Vesting Dates applicable to such Award Share on Exhibit B attached to this Award as of the Grant Date, (b) upon Participant’s death, or (c) upon Participant’s Retirement below. Notwithstanding the foregoing, in no event shall any shares of Common Stock be delivered with respect to a vested Award Share earlier than July 1, 2011. Shares will be treated as having been delivered under this Section 5 if the delivery is made at such date or a later date within the same taxable year as determined to be necessary or appropriate by the Committee. The dividend equivalents described in Section 3 above shall be paid in cash at the same time as the delivery of the Shares under this Section 5 which correspond to such dividend equivalents.
6. Compensation Recovery. The Award Shares and any proceeds realized from the sale of the Shares acquired under the Award shall be subject to being recovered under any compensation recovery policy that may be adopted from time to time by the Company or any of its Affiliated Employers. For avoidance of doubt, compensation recovery rights to Shares shall also apply against any third party who may receive the Shares from the Participant by voluntary transfer or otherwise.
7. Taxes. The Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Award Agreement. The Committee, in its sole discretion, may satisfy the Participant’s withholding tax obligations by reducing the amount of Award Shares to which the Participant is entitled under the Award.
8. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.
9. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the LMAC Group to transfer certain Participant data to another member of the LMAC Group, an Affiliated Employer, or to its outside service providers or governmental agencies. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Participant’s personal data to such entities for such purposes.
10. Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement and the Prospectus, constitute the entire understanding between the parties hereto regarding this Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or other electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of this Award Agreement that are intended to survive a Participant’s termination of employment shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the LMAC Group or an Affiliated Employer.
11. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Company or an Affiliated Employer for a definite period of time. The employment relationship is “at will,” which affords the Participant or the LMAC Group the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law. The LMAC Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the LMAC Group.
12. Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Participant’s right hereunder to receive any Award Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.
13. Conflict. This Award Agreement is subject to the terms and provisions of the Plan, including but not limited to the adjustment provisions under Section 12 of the Plan. In the event of a conflict between the Plan, this Award Agreement and/or the Prospectus, the documents shall control in that order (that is, the Plan, this Award Agreement, and then the Prospectus).
14. Definitions. For purposes of this Award Agreement, the following terms shall be as defined below:
     (a) “Disability” shall mean a physical or mental condition of an apparently permanent nature which prevents a Participant from performing the principal duties of the Participant’s regular occupation with the Company or an Affiliated Employer, as determined to the sole satisfaction of the Committee.
     (b) “LMAC Group” shall mean the Company and its direct and indirect subsidiaries.
     (c) “Retirement” shall mean the Participant’s termination of employment with the LMAC Group on or following the date that the Participant has both attained age 55 and completed five years of continuous service with the LMAC Group and its Affiliated Employers (including but not limited to Liberty Mutual Group Inc.) since the Participant’s most recent date of hire with Liberty Mutual Group Inc. prior to the date of this Award.
     (d) “Termination Date” shall mean the Participant’s “separation from service” with the LMAC Group and its Affiliated Employers (whether voluntary or involuntary) within the meaning of Section 409A of the Code. References to “terminate employment” or “termination of employment” means the cessation of the Participant’s services with the LMAC Group and the Affiliated Employers on the Termination Date.

15. Governing Law. This Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Massachusetts.
16. Lock -up Restriction. The Participant agrees that, if the Company proposes to offer for sale any Shares pursuant to a public offering under the Securities Act of 1933 and if requested by the Company and any underwriter engaged by the Company for a reasonable period of time specified by the Company or such underwriter following the effective date of the registration statement filed with respect to such offering, the Participant will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of any securities of the Company held by the Participant or enter into any Hedging Transaction (as defined below) relating to any securities of the Company held by the Participant. For purposes of this Section, a “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad -based market basket or index) that includes, relates to or derives any significant part of its value from the Shares.
17. Section 409A. This Award shall be interpreted consistent with the requirements of Section 409A of the Code. If a Participant is a “specified employee” for purposes of Section 409A, as determined under Liberty Mutual Group Inc.’s policy for determining specified employees, on Retirement, Shares to be delivered as a result of Retirement under Section 4 (and any accumulated dividends) shall be delivered as soon as administratively feasible following the first business day falling six months after Retirement (the “Delayed Delivery Date”), except that if such Participant dies before the Delayed Delivery Date, the Shares will be delivered to the Participant’s estate as soon as reasonably practicable.
     IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Award Agreement as of the day and year first above written.

LIBERTY MUTUAL AGENCY CORPORATION
By:
Its:

     Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS AWARD AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY BY ________________ __, ____, THE AWARD UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.
BY SIGNING BELOW, YOU AGREE THAT THE AWARD UNDER THIS AWARD AGREEMENT SATISFIES IN FULL ANY RIGHT OR INTEREST THAT YOU MAY HAVE HAD OR MAY HAVE, AS OF THE EFFECTIVE DATE OF THIS AWARD AGREEMENT, WITH RESPECT TO ANY APPRECIATION UNITS PREVIOUSLY GRANTED UNDER THE LIBERTY MUTUAL GROUP INC. EXECUTIVE PARTNERSHIP PLAN. YOU FURTHER ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT. FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.
The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement, and the Plan as they pertain hereto.

By:
Name:

EXHIBIT A—Award Rules
To Restricted Stock Unit Award Notification and Agreement
When you leave the Company
References to “you” or “your” are to the Participant. If you terminate your employment or if there is a break in your employment, your Award may be cancelled before the Vesting Dates and the vesting and settlement of your Award may be affected.
The provisions in the chart below apply to the Award granted to you in this Award Agreement.

If You:	Here’s What Happens to Your Award:
Resign (other than due to Retirement)	Vesting stops and the unvested portion of your Award is cancelled effective on the Termination Date.

Incur a Disability	The Administrator, in its sole discretion, may accelerate the vesting of all or a portion of the Award.

Take an approved personal leave of absence	The vesting of your Award will continue during the first three months of an approved personal leave of absence. Once the approved leave of absence exceeds three months, vesting is suspended until you return to work and remain actively employed for 30 calendar days, after which time vesting will be restored retroactively. If you terminate employment during the leave for any reason, the termination of employment provisions will apply. If the leave exceeds one year, your Award will be cancelled immediately.

Are on an approved family leave and medical leave, military leave, or other statutory leave of absence	The unvested portion of your Award will continue to vest while you are on an approved leave.

Die while you are employed	The unvested portion of your Award will vest immediately.

Terminate employment involuntarily by action of the Company	Vesting stops and the unvested portion of your Award will be cancelled on the Termination Date.

Terminate employment due to Retirement	The unvested portion of your Award will vest immediately; provided that the Participant has signed an Agreement not to Compete on or prior to such termination.

EXHIBIT B — Vesting Dates
This Exhibit B sets forth the Vesting Dates under the Award and the number of Award Shares applicable to each Vesting Date. Whether and how you may be eligible to receive Award Shares on a Vesting Date under the Award is determined under the terms and conditions of this Award Agreement.

Vesting Dates	Number of Shares
Grant Date